UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2019

COHEN & COMPANY INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cira Centre 2929 Arch Street, Suite 1703 Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

As previously disclosed by Cohen & Company Inc., a Maryland corporation (the “Company”), in its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 27, 2018, on April 25, 2018, the Company, as a guarantor, and the Company’s subsidiaries, Cohen & Company, LLC (the “Operating LLC”) and J.V.B. Financial Group Holdings, LP (“Holdings LP”), as guarantors, and J.V.B. Financial Group, LLC, as borrower (the “Borrower”), and C&Co PrinceRidge Holdings, LP (“C&Co,”) entered into a Loan Agreement (the “2018 Credit Facility”) with MB Financial Bank, N.A., as lender (the “Lender”), pursuant to which, among other things, the Lender agreed to make loans at the Borrower’s request from time to time in the aggregate amount of up to $25 million.

On January 29, 2019, as part of a restructuring of the 2018 Credit Facility, the Company entered into (i) the First Amendment to Loan Agreement, by and among the Company, the Operating LLC, Holdings LP, C&Co and the Borrower, pursuant to which the 2018 Credit Facility was amended such that the Lender’s loan commitment under the 2018 Credit Facility was reduced to $7.5 million; and (ii) a Revolving Note and Cash Subordination Agreement (the “2019 Credit Facility”), pursuant to which, among other things, the Lender agreed to make loans (each a “Loan” and collectively, the “Loans”) at the Borrower’s request from time to time in the aggregate amount of up to $17.5 million.

Except for the reduction in the commitment amount under the 2018 Facility to $7.5 million, the terms and conditions of the 2018 Credit Facility remain substantially unchanged.  Additionally, the material terms of the 2018 Credit Facility and the 2019 Credit Facility are substantially identical.

Pursuant to the 2019 Credit Facility, the Loans (both principal and interest) are scheduled to mature and become immediately due and payable in full on April 10, 2021.

Loans under the 2019 Credit Facility will bear interest at a per annum rate equal to LIBOR plus 6.0%.  The Borrower is required to pay an undrawn commitment fee at a per annum rate equal to 0.50% of the undrawn portion of the Lender’s $17.5 million commitment under the 2019 Credit Facility.  Further, in connection with the 2019 Credit Facility, the Borrower agreed to pay to the Lender on the April 10, 2020 a commitment fee equal to 0.75% of the $17.5 million commitment under the 2019 Credit Facility, or an aggregate of $131,250.

The Borrower may reduce the Lender’s $17.5 million commitment under the 2019 Credit Facility in a minimum amount of $1,000,000 or a higher integral multiple of $500,000, or such lesser amount as would bring the Lender’s Loan commitment under the 2019 Credit Facility to the total principal amount of Loans advanced thereunder, subject to certain regulatory restrictions.

The obligations of the Borrower under the 2019 Credit Facility are guaranteed by the Company, the Operating LLC and Holdings LP (collectively, the “Guarantors”), and are secured by a lien on all of Holdings LP’s property, including its 100% ownership interest in all of the outstanding membership interests of the Borrower.

Pursuant to the 2019 Credit Facility, the Borrower and the Guarantors provide customary representations and warranties for a transaction of this type.

The 2019 Credit Facility also includes customary covenants for a transaction of this type, including covenants limiting the indebtedness that can be incurred by the Borrower and restricting the Borrower’s ability to make certain loans and investments.  Additionally, pursuant to the 2019 Credit Facility, the

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Borrower may not permit (i) the Borrower’s tangible net worth to be less than $80 million; (ii) the amounts outstanding under the Loans to exceed 0.22 times the Borrower’s tangible net worth at any time; and (iii) the Borrower’s excess net capital to be less than $40 million at any time.  Further, pursuant to the 2019 Credit Facility, the Borrower and each Guarantor are also limited in their ability to repay certain of their existing outstanding indebtedness.

The 2019 Credit Facility contains customary events of default for a transaction of this type, subject to certain regulatory restrictions.

The foregoing description of the 2019 Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the 2019 Credit Facility, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit
Number	Description

10.1*

Revolving Note and Cash Subordination Agreement, dated as of January 29, 2019, by and among Cohen & Company Inc., Cohen & Company, LLC, J.V.B. Financial Group, LLC, J.V.B. Financial Group Holdings, LP, C&Co/PrinceRidge Partners LLC and MB Financial Bank, N.A.

*                                         Filed electronically herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHEN & COMPANY INC.

Date: January 30, 2019	By:		/s/ Joseph W. Pooler, Jr.
		Name:	Joseph W. Pooler, Jr.
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

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